EXHIBIT 4.48
PROMISORY NOTE

U.S. $20,000.00	May 16, 2012

FOR VALUE RECEIVED, the undersigned party, (hereafter called “Maker”) promises to pay to the order of CS Healthcare, LLC, an Alaska Limited Liability Corporation with its principal place of business at One DeWolf Road Suite 208 Old Tappan, NJ 07675  (referred to, together with any subsequent holder of this Note, as “Holder”), in lawful money of the United States of America, the principal sum of TWENTY THOUSAND DOLLARS ($200,000.00) with interest on the unpaid principal balance from the date of this Note, until paid, at eight percent (8%) per annum.

The Note shall be due and payable on or by November 16, 2013 (“Maturity Date”).

This Note may be prepaid at any time, and from time to time, without penalty or premium.

All payments to be made to Holder under the Note or this Agreement shall be made to Holder without set-off, deduction or counterclaim when due in immediately available funds.  All payments on this Note shall be applied first to the payment of fees, costs and expenses, if any, reimbursable to Holder hereunder, next to accrued interest and after all such accrued interest has been paid, any remainder shall be applied to reduction of the principal balance.

                Upon the occurrence of an “Event of default” as (hereinbelow defined) the entire principal and accrued interest hereunder shall become immediately due and payable and shall thereafter accrue interest at the rate of one hundred twenty percent (120%) per annum, or the maximum rate permitted by law, whichever is less, computed on the basis of actual days elapsed over a 365 day year.  An “Event of Default” wherever used herein means any one of the following events (whatever the reasons and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

a)       The failure of Maker to make any payment when due (whether on a the Maturity Date or by acceleration or otherwise) under this Note, any other Note issued by Maker pursuant to the Loan Agreement, or under the Loan Agreement free and clear of any and all claims, liens or encumbrances;

b)       The failure of Maker to observe or to perform any other covenant, agreement, or warranty contained in, or otherwise commit any breach or default of any provision of this Note,  the Loan Agreement and/or any other agreement related to or arising from the indebtedness evidenced by this Note;

c)       A material breach or default by Maker of any obligation under this Note and or the Loan Agreement executed concurrently herewith; and

d)       If Maker shall commence, or there shall be commenced against Maker, a proceeding under any applicable bankruptcy or insolvency laws as now or hereinafter in effect or if Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief from debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction.

Any notice to Maker or Holder required or permitted under the terms of this Note shall be in writing and shall be delivered by hand, mailed by certified mail, return receipt requested, postage prepaid, delivered by receipted overnight courier, or transmitted by confirmed fax transmission, as follows:

Maker shall not have the right to assign this note without Holder’s prior written consent, which consent may be granted or withheld in Holder’s sole discretion.

This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the principles of conflict of laws thereof. The federal and state courts located in the State of New Jersey shall have exclusive jurisdiction over any and all disputes related to or arising under this Note and the parties hereby consent to the exclusive jurisdiction of such courts.

Maker:

NEW LEAF BRANDS, INC.

By:

Name:

Title:

Date:

Allan B. Rosenthal, Ph.D.